EX-35.4
(logo) WELLS FARGO

Commercial Mortgage Servicing
D1086-120, 12th Floor
550 South Tryon Street
Charlotte, NC 28202
1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of August 1, 2011, by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, A Division of PNC Bank, NA, as a Pooled Special Servicer, Wells Fargo Bank, National Association, as Providence Place Mall Loan Special Servicer, U.S. Bank, National Association, as Trustee, Wells Fargo Bank, National Association, as Certificate Administrator, Paying Agent and Custodian, and Trimont Real Estate Advisors, Inc., as Operating Advisor, with respect to Commercial Mortgage Pass-Through Certificates Series DBUBS 2011-LC3 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.11 of this Agreement, I, Lea Land, Executive Director of Special Servicing do hereby certify that:

1. A review of the activities of the Special Servicer during the period from January 1, 2012 through December 31, 2012, and of its performance per the Agreement during such period has been made under my supervision, and

2. To the best of my knowledge, based on such review, the Special Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period January 1, 2012 through December 31, 2012.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 13th day of March 2013.

/s/ Lea Land
Lea Land, Director
Wells Fargo Bank


Wells Fargo Bank, N.A.

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